Exhibit 10.22

                    Western Digital Corporation
5601 Great Oaks Parkway
San Jose, California 95119

April 3, 2025
To: Kris Sennesael

Dear Kris,

It is with great pleasure that we at Western Digital Corporation extend this offer of employment to you. Your position will be Executive Vice President and Chief Financial Officer, reporting to me. Subject to appointment by our Board of Directors, you will be designated as an executive officer and a Section 16 officer of Western Digital, as defined by applicable SEC regulations. Your primary work location will be in Irvine, CA, although we expect you will need to travel to our Great Oaks, San Jose, CA headquarters periodically, as well as other locations as needed This offer is contingent upon successful completion of background checks.

Your annual base salary will be $715,000 (USD) less applicable deductions and withholdings, and paid in accordance with the Company’s standard payroll practices.

You will be eligible to participate in Western Digital's Executive Short-Term Incentive (STI) Plan. The STI plan is an annual program with the performance period tied to the company’s fiscal year, which begins on or about July 1 of each year. Your start date must be at least one month prior to the end of the fiscal year to be eligible to participate. Your individual target award is 100% of your eligible wages earned during each performance period. Your actual bonus amount will be based on corporate business results and your individual accomplishments, subject to approval by the Compensation and Talent Committee of the Board of Directors (C&T Committee).

Contingent upon approval by the C&T Committee, we will recommend a new hire equity award with a total target value of $10,000,000 (USD). Your award will comprise of Restricted Stock Units (RSUs) and Performance Stock Units (PSUs).

Eight million dollars ($8,000,000 USD) of the new hire award will be granted in RSUs, which will vest based on the following schedule: approximately $1,750,000 will vest in November 2025, $1,750,000 will vest in May 2026, $2,500,000 will vest in May 2027 and the remaining $2,000,000 will vest in May 2028. Your new hire RSU award value will be converted into a number of units (rounded down to the nearest whole number), equal to (i) $8,000,000 (USD) divided by (ii) the closing stock price of a share of the

Exhibit 10.22

company’s common stock as of the grant date of the award. The grant date of your RSU award is anticipated on or around your start date.

Two million dollars ($2,000,000 USD) of the new hire award will be granted in PSUs, which maybe earned in whole or in part upon attainment of performance goals and other vesting criteria to be approved by the C&T Committee. The grant date of your PSU award is anticipated on or around your start date and will vest in August 2028.

Contingent upon approval of the C&T Committee, we will also recommend a fiscal 2026 long-term incentive (LTI) award with a target value of $5,250,000 (USD). The LTI award will consist of 50% RSUs and 50% PSUs. PSU goals and attainment will be subject to the fiscal 2026 PSU program design.

Your fiscal 2026 LTI award and your new hire RSU and PSU awards are each subject to Western Digital's Standard Terms and Conditions for RSU and PSU awards, as applicable, and will cease upon termination of your service with Western Digital or one of its subsidiaries, provided that if we terminate your employment without “Cause” (within the meaning of Western Digital’s Executive Severance Plan), any then-unvested portion of the applicable award will vest pro-rata based on your service through your termination date pursuant to the terms of your award agreement.

You will receive a sign-on cash award of $2,000,000 (USD) payable within thirty (30) days of your start date, less all applicable deductions and withholdings. Your sign-on cash award must be repaid, if your employment with Western Digital or one of its subsidiaries terminates prior to the two-year anniversary of the payment date. Notwithstanding the foregoing, if we terminate your employment without “Cause” (within the meaning of Western Digital’s Executive Severance Plan or applicable post-Separation severance plan), you will not be required to repay the sign-on cash award if you provide a satisfactory release of claims to Western Digital. The sign-on cash award is considered taxable income to you when paid.
As a condition of employment, immediately upon hire you will be required to sign an Employee Inventions and Confidentiality Agreement governing inventions, proprietary information, and such other subject matter, which the company considers vital to protect its operation. Please also be advised that the company respects the confidential information and trade secrets of others and endeavors to comply with all laws regarding the use and protection of trade secret information. The company takes its obligations in this respect very seriously and expects the same from its employees. As you prepare to terminate your current employment, please ensure that all documents and property belonging to your employer are returned. This includes documents you may have prepared in the course of your employment and documents that may be in your home, on your home computer or in your car. The company does not want access to any confidential information belonging to your former employer and specifically directs you not to take this information with you or bring onto company premises. You are prohibited from using trade secret or confidential information or property of any previous employer

Exhibit 10.22

or other person in connection with carrying out your job duties with the company.

You are employed by the company on an at-will basis. This means that either you or the company may terminate the employment relationship at any time, for any reason, with or without cause. The at-will nature of your employment with the company can only be changed by an agreement in writing signed by you and the company’s Chief Executive Officer. Furthermore, by accepting employment with the company, you warrant that you are not bound by the terms of an employment agreement with a third party that would preclude or limit your right to work for the company. You agree to provide the company with a copy of any and all agreements with a third party that contain any restrictions or obligations that conflict with, or are inconsistent with, the performance of your duties for the company.
As a senior leader in the organization, you will not accrue vacation hours, but will coordinate your time off requests with your manager around the needs of the business. You will be eligible on your first day of employment for our benefits plan, which allows you to choose the coverage that fits your needs. You will also be eligible to join the Western Digital Corporation 401(k) Plan immediately. You will receive a complete benefits summary during your orientation on your first day of employment.

Your principal place of employment will be at our Irvine office located at 3355 Michelson Dr. Suite 100, Irvine, CA 92612. Your first day of employment will be May 5, 2025. On your first day, we will conduct new hire orientation at our corporate headquarters, or your orientation will be conducted virtually, as needed. At that time, you will be required to provide authentic documents that establish your identity and employment eligibility.

If there are any questions of which I may be of assistance, please let me know.

Sincerely,
 /s/ Irving Tan

Irving Tan
Chief Executive Officer

Accepted and Agreed:

/s/ Kris Sennesael________________            Date: ___May 1, 2025______
Kris Sennesael